Exhibit 10.19
THIRD AMENDMENT TO EMPLOYMENT AGREEMENT
This Third Amendment to the Employment Agreement (the “Third Amendment”) is effective September 15, 2021 (the “Third Amendment Effective Date”) by and between Subroto Mukerji (“Employee”) and Rackspace US, Inc. (the “Company”).
WHEREAS, the Company and Employee are parties to that certain Employment Agreement effective July 1, 2019, First Amendment to Employment Agreement effective September 11, 2019 and Second Amendment to Employment Agreement effective August 17, 2020 (together the “Agreement”); and
WHEREAS, the parties hereto desire to amend the Agreement as hereinafter set forth.
NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreement contained in the Agreement, as amended, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
1.Unless otherwise defined herein, all capitalized terms used in this Third Amendment shall have the same meanings ascribed to them in the Agreement.
2.Section 2(a) of the Agreement is amended to read in its entirety as follows:

Title and Duties. Employee’s title is President, Americas Region. Employee will perform job duties that are usual and customary for this position. Employee agrees to travel to San Antonio as reasonably requested by the Company and will be reimbursed for reasonable and necessary business travel in accordance with the Company’s travel and expense reimbursement policy. The Company reserves the right to assign to the Employee duties of a different nature, either additional to, or instead of, those referred to above, it being understood that Employee will not be assigned duties which Employee cannot reasonably perform and will not be assigned duties that are substantially different than those referred to above.

3.Section 3(d) of the Agreement is deleted.

4.Section 8(f) is added to the Agreement:
Termination by Employee Without Good Reason. Employee may resign his employment without Good Reason any time upon sixty (60) days of advance written notice to the Company. In the event Employee gives notice of termination without Good Reason, the Company may elect to relieve Employee from all or some of his working responsibilities and place Employee on a paid leave of absence through the end of the notice period. Notice and termination by Employee under this section shall not be a breach of the Agreement.

5.Section 9(e) is deleted and replaced with the following:

Termination With Severance.

(1) Termination By Company Without Cause, Non-renewal by Company or Termination by Employee for Good Reason - Severance: If Company terminates Employee’s employment without Cause and not by reason of death or disability or if Employee terminates for Good Reason, Company will pay the accrued and unpaid base salary through the termination date and any payments required under applicable employee benefit plans (other than plans which provide for severance or termination payments or benefits). In addition, if Employee signs and does not revoke a Severance Agreement and General Release of claims in a form satisfactory to Company, Company will pay Employee, (i) in periodic payments in accordance with ordinary payroll practices and deductions, Employee’s current base salary for eighteen (18) months; (ii) in periodic payments in accordance with ordinary payroll practices and deductions, Employee’s current on-target bonus for twelve (12) months; (iii) a pro rata bonus, which represents the unpaid pro-rata portion of the actual annual performance bonus that Employee would otherwise be entitled to receive based on the actual level of achievement of the applicable performance objectives for the fiscal year in which Employee’s termination occurs, paid in a lump sum at the same time bonuses are paid to the Company’s other similarly situated employees, and (iv) a lump sum payment, less ordinary payroll deductions, of the amount equal to eighteen (18) months of the applicable premium cost for continued Company group health coverage for Employee and his spouse and dependents pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”), based on Employee’s elections with respect to health coverage in effect as of immediately prior to Employee’s termination (which amount will be based on the premium for the first month of COBRA coverage), regardless of whether COBRA continuation is elected. The payments made pursuant to this section are referred to as the “Severance Payments” or “Severance Pay Period”.

(2)Employment by Competitor or Re-hire During Severance Pay Period: If Employee competes with Company or is hired or engaged in any capacity by any competitor of Company (to be determined in Company’s discretion), during any Severance Pay Period, then the Severance Payments shall cease. The foregoing shall not affect Company’s right to enforce the Non-Compete pursuant to Section 7. For purposes of this sub-section, a “competitor” of Company means: any business anywhere in the world that sells Competitive IT Services as defined in Section 7.

6.Section 9 is amended to include, in addition to the existing language, the following paragraph:

Rackspace will pay Employee $5,000, less applicable withholdings and other ordinary payroll deductions, for attorneys’ fees incurred in connection with this Third Amendment (the “Attorneys’ Fees Payment”). The Attorneys’ Fee Payment will be paid in a lump sum on the next payroll date following execution of this Third Amendment by Employee and the Company.

7.Exhibit A of the Agreement is deleted.

All other terms and conditions of the Agreement not expressly amended herein remain in full force and effect.

EMPLOYEE:

/s/ Subroto Mukerji
Subroto Mukerji		Date:	9/15/2021

COMPANY:

/s/ Holly Windham		Date:	September 15, 2021
Rackspace US, Inc.
By:	Holly B. Windham
Title:	EVP, Chief Legal and People Officer